Exhibit 3.3

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:25 PM 02/10/2004

FILED 01:25 PM 02/10/2004

SRV 040091773 – 3671086 FILE

CERTIFICATE OF DESIGNATION OF SERIES

AND DETERMINATION OF RIGHTS AND PREFERENCES

OF

SERIES A PREFERRED STOCK

OF

SOLOMON TECHNOLOGIES, INC.

Solomon Technologies, Inc., a Delaware corporation (the “Corporation”), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

FIRST: The name of the Corporation is Solomon Technologies, Inc.

SECOND: By unanimous consent of the Board of Directors of the Corporation dated January 26, 2004, the following resolutions were duly adopted:

WHEREAS the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Corporation’s Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to Article IV of the Corporation’s Certificate of Incorporation, there is hereby established a new series of One Million Six Hundred Twenty-Five Thousand (1,625,000) shares of cumulative convertible preferred stock of the Corporation (the “Series A Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article IV as follows:

1. Dividends.

(a) Rate and Priority of Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of $0.32 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation junior in priority to the Series A Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as “Junior Dividend Stock”), when and as declared by the Board of Directors of the Corporation, provided, however, that such dividends to holders of the Series A Preferred Stock shall be pari passu with the holders of any other class or series of stock ranking in parity to the Series A Preferred Stock in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock as provided herein (such parity stock referred to herein as “Parity Dividend Stock”); but shall be junior in priority to any other class or series of stock ranking senior to the Series A Preferred Stock in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock (such senior stock referred to herein as “Senior Dividend Stock”).

(b) Accrual of Dividends. Such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Dividend Stock and before any purchase or acquisition of any Junior Dividend Stock is made by the Corporation, except the repurchase of Junior Dividend Stock from employees of the Corporation upon termination of employment. No accumulation of dividends on the Series A Preferred Stock shall bear interest.

(c) Shares in Lieu of Cash Dividends. At the option of the Corporation, the dividend accruing during any calendar quarter may be paid, in lieu of cash, through the issuance of duly and validly authorized and issued, fully paid and non-assessable, shares of Common Stock valued at the greater of One Dollar ($1.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Common Stock) and the Average Price (as defined herein). Within thirty (30) days after the end of any calendar quarter in which the Corporation elects to pay dividends in Common Stock under this Section 1(c), the Corporation shall give to holders of Series A Preferred Stock written notification, which notification will specify the number of shares of Common Stock paid as a dividend. The term “Average Price” shall mean, with respect to a share of Common Stock, either, (i) if there shall not then be a public market for the Common Stock, the fair market value per share of Common Stock as determined by the Board of Directors in good faith exercising its fiduciary duties, or (ii) if there shall then be a public market for the Common Stock, the average of the Daily Market Prices (as defined below) during such calendar quarter. The “Daily Market Price” for any particular day shall be (i) the last sale price on such day on the principal stock exchange or market on which the Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or market, the average of the last reported closing bid and ask prices on such day as officially quoted on any such exchange or market, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or market, the average of the last reported closing bid and ask prices on such day in the over-the-counter market as furnished by the Nasdaq Stock Market or the National Quotation Bureau, Inc., or (iv) if neither the Nasdaq Stock Market nor the National Quotation Bureau, Inc. is, at the time, engaged in the business of reporting bid and ask prices, as furnished by any similar firm then engaged in such business.

2. Liquidation, Dissolution or Winding Up.

(a) Liquidation Preference. In the event of any voluntary or involuntary liquidation,

dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on parity with the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock in respect of liquidation that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock, (the “Parity Liquidation Stock”), after and subject to the payment in full of all amounts required to be distributed to the holders of any class or series of stock ranking senior to the Series A Preferred Stock in respect of liquidation that may be authorized from time to time, subject to approval of the holders of Series A Preferred Stock, (the “Senior Liquidation Stock”), but before any payment shall be made to the holders of any class or series of stock ranking on liquidation junior to the Series A Preferred Stock (the “Junior Liquidation Stock”), an amount equal to Eight Dollars ($8.00) per share of Series A Preferred Stock plus any accrued but unpaid dividends (whether or not declared).

(b) Ratable Distribution. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders, after the payment of all preferential amounts required to be paid to the holders of Senior Liquidation Stock, shall be insufficient to pay the holders of shares of Series A Preferred Stock and Parity Liquidation Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and Parity Liquidation Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Participation with Common Stockholders. After the payment of all preferential amounts required to be paid to the holders of Senior Liquidation Stock, Series A Preferred Stock and Parity Liquidation Stock, upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its holders of Common Stock shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

3. Voting.

(a) Voting with Common Stockholders Generally. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (determined as of the record date), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, including the election of directors. Except as provided by law, by the provisions of Section 3(b) or 3(c) below, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Series A Preferred Stockholders’ Board Seats. The holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect not less than one-quarter (25%) of the members of the Board of Directors (the exact number to be determined by the Board of Directors) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, the remaining director or directors so elected by the holders of the Series A Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock.

(c) Voting with Common Stockholders for Remaining Board Seats. The holders of the Common Stock along with the holder of Series A Preferred Stock as provided under Section 3(a), as a class (the “Common Class”) shall be entitled to not more than three-quarters (75%) of the members of the Board of Directors (the exact number to be determined by the Board of Directors) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. In the case of any vacancy in the office of a director occurring among the directors elected by the Common Class, the remaining director or directors so elected by the Common Class may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the Common Class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the Common Class or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Common Class.

(d) Termination of Certain Voting Rights. The provisions of Section 3(b) and 3(c) shall (i) not apply unless and until there are issued and outstanding at least Five Hundred Thousand (500,000) shares of Series A Preferred Stock (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and (ii) terminate and be of no further force or effect on the date the total number of issued and outstanding shares of Series A Preferred Stock is reduced below Five Hundred Thousand (500,000) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into two (2) (the “Conversion Rate”) fully paid and nonassessable shares of Common Stock. Such Conversion Rate shall be subject to adjustment as provided below. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Corporation shall round to the nearest whole share of Common Stock.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(ii) The Corporation shall at all times during which the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

(iii) Upon any such conversion, no adjustment shall be made for any accrued and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder, by converting, waives his or its right to such accrued but unpaid dividends on such shares of Series A Preferred Stock so converted.

(iv) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after this Certificate of Designation is filed with the Delaware Secretary of State (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in shares of Common Stock without consideration, then and in each such event the Conversion Rate shall be increased as of the time of such issuance, by dividing the Conversion Rate by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, then each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock certificates, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

(j) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Mandatory Conversion.

(a) General. The Corporation may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4, at any time within thirty (30) days after the Market Price of the Common Stock exceeds Eight Dollars ($8.00) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Common Stock); provided that the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred stock has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended. The term “Market Price” shall mean, with respect to a share of Common Stock on the date notice is given under Section 5(b), either (i) if there shall not then be a public market for the Common Stock, the fair market value per share of Common Stock as determined by the Board of Directors in good faith exercising its fiduciary duties, or (ii) if there shall then be a public market for the Common Stock, the average of the Daily

Market Prices (as defined in Section 1(c)) for the ten (10) consecutive Trading Days immediately prior to the Conversion Date. “Trading Day” for this purpose means any day that the New York Stock Exchange is open for trading.

(b) Notice of Mandatory Conversion. All holders of record of shares of Series A Preferred Stock then outstanding will be given at least 10 days’ prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice will be sent by a nationally-recognized overnight courier or first class or certified mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent).

6. Redemption of the Series A Preferred Stock.

(a) Right of Redemption. As long as any shares of Series A Preferred Stock shall be then outstanding, the Corporation shall have the right to redeem (unless otherwise prevented by law) all (but not less than all) such outstanding shares at an amount per share equal to Eight Dollars ($8.00) plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption on such share (the “Redemption Price”).

(b) Redemption Procedures. Not less than thirty (30) and not more than sixty (60) days’ prior notice (the “Redemption Notice”) of the exercise of the redemption option pursuant to Section 6(a) shall be sent by a nationally-recognized overnight courier or first-class or certified mail, postage prepaid, by the Corporation to the holders of the shares of Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. The Redemption Notice shall set forth the exact date of redemption (the “Redemption Date”). On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the redemption notice and not yet redeemed with a bank or trust corporation as a trust fund for the benefit of the respective holders of the Series A Preferred Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to this Section 6(b). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(b) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

(c) Right to Convert. Anything contained in this Section 6 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the Redemption Date (unless the Corporation is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 4 hereof.

7. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Certificate of Incorporation, as then amended.

8. Amendment. The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.6%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chief Executive Officer this 2nd day of February, 2004.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ DAVID E. TETHER
David E. Tether
Chief Executive Officer

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